BIO SOLUTIONS MANUFACTURING, INC.
2006 STOCK INCENTIVE PLAN

STOCK AWARD AGREEMENT

This Agreement (“Agreement”) is made as of January 15, 2007 by and between Patricia Spreitzer (“Participant”) and Bio Solutions Manufacturing, Inc. (the “Company”).

1. AWARD OF STOCK. The Company hereby grants to Participant an award (the “Award”) of stock (the “Stock”) consisting of 150,000 shares of the Company’s common stock, $0.001 par value (“Common Shares”), pursuant and subject to the Company’s 2006 Stock Incentive Plan (the “Plan”).

2. CONDITION TO PARTICIPANT’S RIGHTS UNDER THIS AGREEMENT. This Agreement shall not become effective, and Participant shall have no rights with respect to the Award or the Stock, unless and until Participant has fully executed this Agreement and delivered it to the Company.

3. TERMS OF PLAN. The Stock shall be subject to the restrictions and other terms and conditions set forth in the Plan, which are hereby incorporated herein by reference, and in this Agreement.

4. MANNER IN WHICH SHARES WILL BE HELD. Stock certificates evidencing the shares of Stock awarded under this Agreement shall be registered in the name of Participant.

5. RIGHTS OF SHAREHOLDER. Except as otherwise provided in this Agreement or the Plan, Participant shall have, with respect to the shares of Stock awarded hereunder, all of the rights of a shareholder of the Company, including the right to receive any dividends as declared by the Company’s Board of Directors.

6. TAXES. No later than the date as of which an amount first becomes includable in the gross income of Participant for federal income tax purposes with respect to shares of Stock awarded under this Agreement, Participant shall pay to the Company, or make arrangements satisfactory to the Company’s Board of Directors regarding the payment of, all federal, state or local taxes or other items of any kind required by law to be withheld with respect to such amount. Participant may satisfy any applicable tax withholding obligation resulting from the award of Stock hereunder by surrendering to Company any other unrestricted Common Shares of the Company then owned by Participant or Common Shares which are part of the Award. The obligations of the Company under the Plan shall be conditional on such payment or arrangements and the Company, to the extent permitted by law, shall have the right to deduct any such taxes from any payment of any kind otherwise due to Participant.

7. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes and cancels any other agreement, representation or communication, whether oral or in writing, between the parties hereto relating to subject matter hereof, provided that the Agreement shall be at all times subject to the Plan as provided above.

8. AMENDMENT. The Board of Directors, in its sole discretion, may hereafter amend the terms of this Award, but no such amendment shall be made which would impair the rights of Participant, without Participant’s consent.

9. DEFINITIONS: Unless otherwise defined in this Agreement, each capitalized term in this Agreement shall have the meaning given to it in the Plan.

Participant hereby: (i) acknowledges receiving a copy of the Plan, and represents that he or she is familiar with all of the material provisions of the Plan; (ii) accepts this Agreement and the Stock awarded pursuant hereto subject to all provisions of the Plan and this Agreement; and (iii) agrees to accept as binding, conclusive and final all decisions or interpretations of the Board of Directors relating to the Plan, this Agreement or the Stock awarded hereunder.

PARTICIPANT

Patricia Spreitzer
Printed Name

/s/ Patricia Spreitzer	January 15, 2007
Signature	Date

Date